UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2013

EnerSys

(Exact name of registrant as specified in its charter)

Commission File Number: 1-32253

Delaware	23-3058564
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2366 Bernville Road, Reading, Pennsylvania 19605

(Address of principal executive offices, including zip code)

(610) 208-1991

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 2, 2013, EnerSys amended and extended the maturity of its credit facility with a syndicate of bank lenders, including Bank of America, N.A. (“BofA”), as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, RB International Finance (USA) LLC and PNC Bank, National Association, as Co-Documentation Agents and Co-Managers. The amended credit facility is comprised of a five-year, two month $350 million senior secured revolving credit facility (together with all other amendments to date, the “Credit Facility”). The Credit Facility may be increased by an aggregate amount of $300 million in revolving commitments and/or one or more new tranches of term loans, under certain conditions. The amendment extended the maturity from March 2016 to September 2018. In addition, the company gained increased flexibility for acquisitions, joint ventures, stock repurchases and dividends.

There were no changes to the interest rates or the available amounts under the Credit Facility. EnerSys had no outstanding borrowings under the Credit Facility on the amendment date.

Loans under the Credit Facility will continue to bear interest, at EnerSys’ option, at a rate per annum equal to either (i) the London Interbank Offering Rate (“LIBOR”) plus 1.25% and between 1.25% and 1.75% (based on EnerSys’ consolidated net leverage ratio) thereafter or (ii) the Base Rate (which is the highest of (a) the BofA prime rate, and (b) the Federal Funds Effective Rate plus 0.25% and between 0.25% and 0.75% (based on EnerSys’ consolidated net leverage ratio)), thereafter. A commitment fee based on EnerSys’ consolidated net leverage ratio is payable on the unused portion of the Credit Facility quarterly, in arrears, and on the date of termination or expiration of the commitments.

EnerSys’ obligations under the Credit Facility continue to be guaranteed on a senior secured basis by all of its material domestic subsidiaries. The obligations under the Credit Facility are also secured by a first priority lien on substantially all of the assets of EnerSys and its material domestic subsidiaries, including 100% of the stock of domestic subsidiaries and 65% of the stock of certain foreign subsidiaries.

The Credit Facility includes financial covenants that require EnerSys to maintain a maximum net leverage ratio and a minimum interest coverage ratio. The Credit Facility also includes customary negative covenants that, among other things, place limits on the ability of EnerSys and its subsidiaries to incur debt, grant liens, dispose of assets, carry out mergers and acquisitions, make investments and pay dividends or make other distributions to stockholders.

From time to time, some of the lenders and their affiliates have provided, and may in the future provide, investment banking and commercial banking services and general financing and other services to EnerSys and its subsidiaries for which they have in the past received, and may in the future receive, customary fees. Certain lenders and their affiliates provide other loan, credit and banking services including cash investments and commodity and currency hedging programs, all on commercial terms. Those lenders or lender affiliates which provide commodity and hedging programs enjoy a secured position for these obligations in the collateral provided under the Credit Facility.

In the event EnerSys is not in compliance with a specified liquidity threshold on February 28, 2015, a mandatory commitment reduction of the Credit Facility will be required.

A copy of the amendment to the Credit Facility is attached hereto as Exhibit 10.2, and is incorporated herein by reference. The description of the amendment to the Credit Facility is a summary only and investors should refer to the Credit Agreement, together with this amendment, for full terms.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this Item 2.03 is included in Item 1.01 and is incorporated herein by reference.

Item 8.01. Other Events

On August 6, 2013, EnerSys issued a press release announcing the entry into an amendment to the Credit Facility as described above in Item 1.01. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

10.1 Credit Agreement, dated as of March 29, 2011, among EnerSys, Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, RB International Finance (USA) LLC and PNC Bank, National Association, as Co-Documentation Agents and Co-Managers and the various lending institutions party thereto (incorporated by reference to Exhibit 10.1 to EnerSys’ Current Report on Form 8-K (File No. 001-32253) filed on March 29, 2011).

10.2 Amendment to the Credit Facility, dated as of August 2, 2013, among EnerSys, Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, RB International Finance (USA) LLC and PNC Bank, National Association, as Co-Documentation Agents and Co-Managers, and the various lending institutions.

99.1 Press release, dated August 6, 2013, regarding the amendment to the Credit Facility.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnerSys

Date: August 6, 2013	By:	/s/ Richard W. Zuidema
Richard W. Zuidema
Executive Vice President

Exhibit Index

Exhibit No.	Description
EX-10.1	Credit Agreement, dated as of March 29, 2011, among EnerSys, Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, RB International Finance (USA) LLC and PNC Bank, National Association, as Co-Documentation Agents and Co-Managers and the various lending institutions party thereto (incorporated by reference to Exhibit 10.1 to EnerSys’ Current Report on Form 8-K (File No. 001-32253) filed on March 29, 2011).
EX-10.2	Amendment to the Credit Facility, dated as of August 2, 2013, among EnerSys, Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, RB International Finance (USA) LLC and PNC Bank, National Association, as Co-Documentation Agents and Co-Managers, and the various lending institutions.
EX-99.1	Press release, dated August 6, 2013, regarding the amendment to the Credit Facility.